November 2012
Pricing Sheet dated November 29, 2012 relating to
Preliminary Terms No. 432 dated November 19, 2012
Registration Statement No. 333-178081
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities, Commodities and Bonds

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)
PRICING TERMS – NOVEMBER 29, 2012
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$8,223,480
Pricing date:	November 29, 2012
Original issue date:	December 4, 2012 (3 business days after the pricing date)
Maturity date:	December 5, 2016
Interest:	None
Underlying index:	Morgan Stanley ETF-MAP Index (Excess Return)
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal: $10 + supplemental redemption amount, if any. In no event will the payment at maturity be less than $10 per note.
Supplemental redemption amount:	(i) $10 times (ii) the average index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Average index percent change:	(average locked-in index value – initial index value) / initial index value
Initial index value:	1,013.96, which is the index closing value on the pricing date
Average locked-in index value:	The arithmetic average of the locked-in index values on the four specified determination dates over the term of the notes
Locked-in index value:
With respect to the first determination date, the index closing value on such date; with respect to each subsequent determination date, the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date

Determination date:	November 30, 2013, November 30, 2014, November 30, 2015 and the final determination date, subject to postponement for non-index business days and certain market disruption events
Final determination date:	November 30, 2016, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61761H764 / US61761H7641
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$10	$0.30	$9.70
Total	$8,223,480	$246,704.40	$7,976,775.60

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 432 dated November 19, 2012
Product Supplement for Equity-Linked Notes dated August 17, 2012      Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.